Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, including the Exhibits attached hereto (this “AGREEMENT”) is made and entered into as of this 9th day of October, 2017, by and between InsPro Technologies Corporation, a Delaware corporation (the “CORPORATION”), and David M. Anderson (the “EXECUTIVE”). Each of the Corporation and the Executive hereinafter may be referred to individually as a “PARTY” or collectively as the “PARTIES.”

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Parties, intending to be legally bound, hereby agree:

1.            EMPLOYMENT. The Corporation hereby employs the Executive and the Executive hereby accepts employment as an executive of the Corporation and all of its subsidiaries, subject to the terms and conditions set forth in this Agreement.

2.            POSITIONS AND DUTIES.

(a)             The Executive shall serve as the Chief Executive Officer of the Corporation and its subsidiaries with such duties, responsibilities, and authority as are commensurate and consistent with his position, as may be, from time to time, assigned to him by a majority of board of directors of the Corporation (the “BOARD”). The Executive shall report directly to the Chairman of the Board. During the term of this Agreement, the Executive shall devote his full business time and efforts to the performance of his duties hereunder unless otherwise authorized by the Chairman of the Board. Notwithstanding anything else to the contrary contained herein, the expenditure of reasonable amounts of time by the Executive for the making of passive personal investments and the conduct of private business affairs and charitable and professional activities shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Corporation hereunder and do not violate the restrictive covenants set forth in Sections 10, 11, and 12 below.

(b)             On the first regularly scheduled meeting of the Board following the Commencement Date (as defined below), the Executive shall be appointed as a member of the Board. For as long as the Executive remains the Chief Executive Officer of the Corporation, the Corporation agrees to nominate the Executive as a member of the Board at each meeting of shareholders at which Board members are to be elected. The Executive shall serve in such capacity at no additional compensation.

3.            TERM OF EMPLOYMENT. The term of the Executive’s employment hereunder, unless sooner terminated as provided herein (the “INITIAL TERM”), shall be for a period of twelve months commencing on October 9, 2017 (the “COMMENCEMENT DATE”). The term of this Agreement shall automatically be extended for successive, additional periods of one year each (each, a “RENEWAL TERM”) unless either Party gives prior written notice of non-renewal to the other Party no later than 60 calendar days prior to the expiration of the Initial Term, or the then current Renewal Term, as the case may be (a “NON-RENEWAL NOTICE”). For purposes of this Agreement, the period commencing on the Commencement Date and ending on the date on which the term of this Agreement terminates is referred to herein as the “TERM.”

4.            LOCATION OF EMPLOYMENT. The Executive shall perform his duties at the Corporation’s offices located in Eddystone, Pennsylvania (the “LOCATION”), or at such other locations as are selected for the Corporation’s facilities that are within 50 miles of the Location; PROVIDED, HOWEVER, that it is understood that in connection with his duties under this Agreement, the Executive shall be required to travel to and to perform services at other locations.

5.            COMPENSATION OF EXECUTIVE.

(a)             Base Salary. The Corporation shall pay the Executive as compensation for his services hereunder a base salary of $380,000 per annum (including any future increases in base salary, the “BASE SALARY”) in accordance with the Corporation’s normal payroll practices but in no event less frequently than on a monthly basis.

(b)             Annual Bonus. The Executive shall be eligible to receive an annual bonus (“ANNUAL BONUS”) for each calendar year during the Term, commencing with the 2018 calendar year, based on the attainment of individual and corporate performance goals and targets established by the Board, with input from the Executive. The target amount of the Executive’s Annual Bonus for any calendar year during the Term is 100% of the Executive’s annual Base Salary, but the Executive’s actual Annual Bonus for any calendar year within the Term may range from 0% to a maximum Annual Bonus of 100% of the Executive’s annual Base Salary, based on the Board’s determination of the level of achievement of the applicable performance goals for the year. Any Annual Bonus shall be paid after the end of the calendar year to which it relates, at the same time and under the same terms and conditions as the bonuses for other executives of the Corporation; provided that in no event shall the Executive’s Annual Bonus be paid later than March 15 after the calendar year to which the Annual Bonus relates. The Annual Bonus shall be subject to the terms of the annual bonus plan that is applicable to other executives of the Corporation, including requirements as to continued employment, subject to Section 7(b)(ii) below.

(c)             Business Expenses. The Corporation shall pay or reimburse the Executive for all reasonable out-of-pocket business expenses actually incurred or paid by the Executive in the performance of his duties hereunder, in accordance with the Corporation’s policy for reimbursement of expenses. In addition, the Corporation shall reimburse the Executive for such relocation expenses as described in Exhibit A.

(d)             Corporation Benefits. The Executive shall be eligible to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans as the Corporation provides to its senior executives in accordance with their terms (collectively, the “BENEFIT PLANS”). Nothing in this Agreement shall preclude the Corporation or any affiliate of the Corporation from terminating or amending any Benefit Plan from time to time after the Commencement Date.

(e)             Change of Control Bonus. The Executive shall be eligible to receive a bonus in connection with a Change of Control (as defined in Exhibit B), as set forth in Exhibit B.

(f)             Restricted Stock Grant.

   (i)             If, during the Term, a Qualifying Sale (defined below) occurs at an Enterprise Value (defined below) in excess of $30,000,000 (the “THRESHOLD”), as determined by the Board, the Corporation shall grant the Executive an award of restricted shares of the same class or classes of securities as to which the Qualifying Sale relates (the “RESTRICTED STOCK”). Such Restricted Stock grant shall be made after the Corporation receives all requisite corporate approvals, including consent of the Board and stockholders as necessary. The number of shares of Restricted Stock that shall be granted to the Executive shall be calculated by dividing (i) 3% of the difference between the Enterprise Value at the Qualifying Sale and the Threshold, by (ii) the fair market value of an underlying share, as determined by the Board, on the grant date. For illustrative purposes only, if the Qualifying Sale is at an Enterprise Value of $40,000,000, then the difference would be $10,000,000, and the Executive would receive a Restricted Stock award valued at $300,000 (3% of $10,000,000) as of the date of grant. The Restricted Stock shall vest annually in three substantially equal installments, with the first installment vesting on the first anniversary of the date of grant, subject to the Executive’s continued employment with the Corporation through each such vesting date, provided that the Restricted Stock shall become fully vested upon a Change of Control (as defined in Exhibit B), a termination of employment by the Corporation without Cause (defined below), or a termination of employment by the Executive for Good Reason (defined below). In order to be eligible to receive the award of Restricted Stock, either (i) the Executive must be employed by the Corporation as of the grant date or (ii) the Executive’s employment must have been terminated by the Corporation without Cause or by the Executive for Good Reason, in either case within six months prior to the Qualifying Sale. The Restricted Stock shall be subject in all respects to the terms and conditions of a restricted stock award agreement in the form provided by the Corporation and the terms and conditions of the Health Benefits Direct Corporation 2010 Equity Compensation Plan (the “EQUITY PLAN”), or on terms consistent with those set forth in the Equity Plan if the Restricted Stock cannot be granted under the Equity Plan. The Restricted Stock grant shall be subject in all cases to any securities law requirements and receipt of all Board and stockholder approvals if applicable.

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(ii)             For purposes of this Agreement, a “QUALIFYING SALE” shall mean a sale of Corporation securities by an existing shareholder or shareholders acting in concert (“SHAREHOLDER QUALIFYING SALE”), or the sale by the Corporation of newly issued securities (“CORPORATION QUALIFYING SALE”), in any case representing 10% or more of the fully-diluted outstanding capital stock of the Corporation; provided, however, any financing of the Corporation primarily involving existing investors in the Corporation or their affiliates shall not be a Qualifying Sale for purposes of this Agreement.

(iii)             For purposes of this Agreement, “ENTERPRISE VALUE” means, (i) in connection with any Corporation Qualifying Sale, the implied value of the Corporation’s aggregate common equity computed in accordance with the following sentence, and (ii) in connection with any Shareholder Qualifying Sale, the amount equal to (a) the aggregate proceeds received by the selling shareholder or shareholders, divided by (b) the percentage of capital stock of the Corporation on a fully-diluted basis sold by the selling shareholder or shareholders.

(iv)             The Enterprise Value in connection with any Corporation Qualifying Sale shall be computed as, (A) (i) the aggregate amount of cash and the fair market value of any securities or other property paid or payable directly or indirectly by or to the Corporation (or any direct or indirect parent) in connection with the Corporation Qualifying Sale, plus (ii) any dividends paid or any stock redemptions outside of the normal course of business made in connection with the Corporation Qualifying Sale, plus (iii) the aggregate principal amount and all accrued but unpaid interest of all indebtedness for borrowed money and other liabilities and preferred stock, including all accrued but unpaid dividends, of the Corporation (or any direct or indirect parent) assumed in connection with the Corporation Qualifying Sale, plus (iv) all amounts paid or other value ascribed in the Corporation Qualifying Sale (including in the form of “rollover” options or warrants) in respect of issued warrants, options or other convertible securities in connection with the Corporation Qualifying Sale, the value of which shall be based on the difference between the acquisition price and exercise or conversion price of such securities, plus (v) the full amount of any consideration placed in escrow or otherwise held back to support the Corporation’s (or the direct or indirect parent’s) or its security holders’ indemnification or similar obligation under the definitive documents with respect to the Corporation Qualifying Sale, plus (vi) the present value of any contingent consideration to be paid in the future, and less (vii) transaction and closing costs and fees paid to third parties (not affiliates of the Corporation or any of its direct or indirect parents or its or their shareholders), and less (viii) closing and transaction costs and fees paid as a part of the Corporation Qualifying Sale, divided by (B) the percentage of capital stock of the Corporation on a fully-diluted basis sold by the Corporation.

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(v)             By way of example, if as a result of a Shareholder Qualifying Sale, a selling shareholder sells its shares representing 40% of the fully-diluted outstanding capital stock of the Corporation for a purchase price of $10,000,000, the Enterprise Value in connection with such Shareholder Qualifying Sale shall be $25,000,000. By way of example, in connection with a Corporation Qualifying Sale, if the Corporation sells securities representing 20% of the fully-diluted capitalization of the Corporation for $10,000,000, which $10,000,000 is inclusive of (i) all indebtedness assumed in connection with the sale, (ii) all escrowed consideration, and (iii) deductions for transaction costs and fees, the Enterprise Value in connection with such Corporation Qualifying Sale shall be $50,000,000.

6.            TERMINATION.

(a)           This Agreement and the Executive’s employment hereunder shall terminate upon the happening of any of the following events:

(i)             upon the Executive’s death;

(ii)            upon the Executive’s “Permanent Disability” (defined below);

(iii)           upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either Party has provided a timely Non-Renewal Notice in accordance with Section 3 above;

(iv)           at the Corporation’s option, upon 60 calendar days’ prior written notice to the Executive if without Cause;

(v)            at the Executive’s option (other than for “Good Reason” as defined in Section 6(c) below), upon 30 calendar days’ prior written notice to the Corporation;

(vi)           at the Executive’s option for Good Reason; and

(vii)          at the Corporation’s option, in the event of an act by the Executive defined in Section 6(d) below as constituting “Cause” for termination by the Corporation.

(b)           For purposes of this Agreement, the Executive shall be deemed to be suffering from a “PERMANENT DISABILITY” if the Executive is unable to perform the regular and customary duties of his employment hereunder during any consecutive six month period within the Term by reason of any medically determinable physical or mental impairment.

(c)           For purposes of this Agreement, the term “GOOD REASON” means the occurrence of one or more of the following without the Executive’s consent, other than on account of the Executive’s Permanent Disability: (i) any material diminution by the Corporation of the Executive’s authority, duties, or responsibilities; (ii) a material breach by the Corporation of any of its obligations to the Executive under this Agreement; (iii) a material diminution in the Executive’s Base Salary; and/or (iv) a relocation of the Corporation’s office from the Location by more than 50 miles that increases the Executive’s travel distance from home. The Executive must notify the Corporation of the existence of any such conditions within 90 calendar days of the initial existence of the condition. The Corporation shall have a period of 30 calendar days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s notice. If the Corporation does not correct the act or failure to act, the Executive’s employment will terminate for Good Reason on the first business day following the expiration of the Corporation’s 30-day cure period.

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(d)             For purposes of this Agreement, the term “CAUSE” shall mean any of the following: (i) commission of any act of dishonesty involving the Corporation, fraud, embezzlement, or theft; (ii) conviction of a felony or any crime of moral turpitude under the laws of the United States or any state thereof; (iii) failure to perform satisfactorily the material duties of the Executive’s position (other than by reason of Permanent Disability) after receipt of a written warning from the Board or failure to follow a lawful, material, and reasonable direction of the Board following 30 calendar days’ notice thereof and chance to cure the same; (iv) breach of this Agreement or any unauthorized use or disclosure of confidential information or trade secrets of the Corporation; (v) material failure to comply with the Corporation’s code of conduct or employment policies; or (vi) any other conduct that adversely affects, or is likely to adversely affect, the business, reputation, or property of the Corporation.

7.            EFFECTS OF TERMINATION.

(a)             Upon termination of the Executive’s employment pursuant to Section 6(a)(i) above (the Executive’s death), the Corporation shall pay to the Executive’s estate or beneficiaries, an amount equal to three months’ of the Executive’s Base Salary at the then current rate, payable in a lump sum within 60 days following the Executive’s death.

(b)             Upon termination of the Executive’s employment pursuant to Section 6(a)(ii) (the Executive’s Permanent Disability), pursuant to the Corporation tendering a Non-Renewal Notice to the Executive under Section 6(a)(iii), pursuant to Section 6(a)(iv) (termination by the Corporation without Cause), or pursuant to Section 6(a)(vi) (at the Executive’s option for Good Reason) above, and in any case the Executive executes and does not revoke a written Release (defined below), the Corporation shall pay the Executive the following severance benefits, regardless as to the then remaining period of the Term:

   (i)             12 months’ Base Salary at the then current rate, to be paid in installments in accordance with the Corporation’s normal payroll practices, provided that payment will begin within 60 days after the Executive’s termination date, and any installments not paid between the termination date and the date of the first payment will be paid with the first payment, provided further that if such 60 day period spans two taxable years then the first such payment shall be made during the portion of such 60 day period that occurs in the second taxable year;

   (ii)             a prorated Annual Bonus for the year in which the Executive’s termination of employment occurs, which shall be determined by multiplying the full year Annual Bonus that would otherwise have been payable to the Executive, based upon the achievement of the applicable performance goals, as determined by the Board, by a fraction, the numerator of which is the number of days during which the Executive was employed by the Corporation in the calendar year in which the termination date occurs and the denominator of which is 365, and which prorated Annual Bonus, if any, shall be paid at the same time as bonuses are paid to other employees of the Corporation, but not later than March 15 after the end of the year in which the termination date occurs; and

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(iii)             during the period beginning on the termination date and ending on the earlier of (A) the date on which the Executive first becomes covered by any other equally advantageous “group health plan” as described in section 4980B(g)(2) of the Internal Revenue Code of 1986, as amended (the “CODE”) or (B) 12-months following the termination date (the “COVERAGE PERIOD”), if the Executive is eligible for and timely elects to receive continued health coverage under the Corporation’s health plan under COBRA at a level of coverage at or below the Executive’s level of coverage in effect on the termination date, and the Executive pays the full monthly COBRA premium cost for such health coverage, the Corporation shall reimburse the Executive monthly an amount equal to the monthly cost of continuing coverage of the applicable benefit plans under COBRA, to the extent the Executive and the Executive’s dependents, as applicable, elect and qualify for such coverage (the “COBRA REIMBURSEMENT”). The payments under this subsection (iii) shall commence within 60 days after the termination date and the first payment shall include any payments for the period from the termination date to the first payment date. The Corporation shall reimburse the Executive under this subsection only for the portion of the Coverage Period during which the Executive continues coverage under the Corporation’s health plan. The Executive agrees to promptly notify the Corporation of the Executive’s coverage under an alternative health plan upon becoming covered by such alternative plan. The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the Coverage Period.

Notwithstanding anything to the contrary, upon termination of the Executive’s employment pursuant to Section 6(a)(ii) (the Executive’s Permanent Disability) above, the Corporation may credit against such amounts set forth in this subsection (b), any proceeds paid to the Executive with respect to any disability policy maintained and paid for by the Corporation for his benefit.

(c)             Upon termination of the Executive’s employment pursuant to the Executive tendering a Non-Renewal Notice to the Corporation under Section 6(a)(iii), Section 6(a)(v) (at the Executive’s election without Good Reason) or Section 6(a)(vii) (at the Corporation’s election for Cause) above, the Executive shall be entitled to accrued and unpaid Base Salary through the date of termination, and shall not be eligible for severance benefits.

(d)             The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced regardless of whether the Executive obtains other employment, except as set forth in Section 7(b)(iii).

(e)             “Release” shall mean a separation agreement and general release of any and all claims against the Corporation and all related parties with respect to all matters arising out of the Executive’s employment by the Corporation, and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Corporation under which the Executive has accrued and is due a benefit). The Release will be in substantially the form attached hereto as Exhibit C, subject to such legally required changes as the Corporation may require and such changes as the Corporation deems appropriate to incorporate the terms of the Executive’s severance arrangement as set forth in this Section 7.

8.             PAID TIME OFF. In addition to normal Corporation holidays, the Executive shall be entitled to four weeks of paid time off per year, during which period his salary shall be paid in full. The Executive shall take his paid time off at such time or times as the Executive and the Corporation shall determine is mutually convenient. Any paid time off not taken in one year shall not accrue or carry-over to the following calendar year. Any paid time off not taken in one year shall not be paid upon termination of the Executive’s employment.

9.             AT-WILL EMPLOYMENT. The Executive’s employment with the Corporation will be on an “at will” basis, meaning that either the Executive or the Corporation may terminate the Executive’s employment at any time without notice and for any reason or no reason, without further obligation or liability, except to the extent required by law with respect to final payment of accrued wages, or as expressly provided herein with respect to potential severance opportunities. Further, the Executive’s continued employment as well as the Executive’s participation in any benefit programs does not assure the Executive of continuing employment with the Corporation. The Corporation also reserves the right to modify or amend the terms of its benefit plans at any time for any reason. This policy of at-will employment is the entire agreement as to the duration of the Executive’s employment and may only be modified upon an express written approval of the Board.

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10.             DISCLOSURE OF CONFIDENTIAL INFORMATION. The Executive recognizes, acknowledges, and agrees that he has had and will continue to have access to secret and confidential information regarding the Corporation, including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how, and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge, or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain. Except as otherwise specifically provided for herein, the provisions of this Section 10 shall survive the Executive’s employment hereunder. All references to the Corporation in Sections 10, 11, and 12 hereof shall include any subsidiary of the Corporation. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Executive from disclosing confidential information that must be disclosed by the Executive in a legal proceeding to enforce rights pursuant to this Agreement or that is otherwise required to be disclosed by the Executive by law; provided, however, the Executive shall immediately notify the Corporation that production or disclosure has been ordered and shall take all reasonable steps and cooperate with the Corporation to limit disclosure of confidential information, in each case to the extent permitted by law.

11.             INVENTION ASSIGNMENT. All inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information that relate to the Corporation’s actual or anticipated business, research, and development or existing or future products or services and that are conceived, developed, or made by the Executive while employed by the Corporation after the date hereof, as well as all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relate to the actual or anticipated business of the Corporation, research and development or existing or future products or services and that were conceived, developed, or made by Executive while employed with the Corporation (collectively, “WORK PRODUCT”) are hereby assigned, and belong, to the Corporation. The Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term), at the Corporation’s expense, to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

12.             NON-COMPETITION, NON-SOLICITATION, AND NON-DISPARAGEMENT.

   (a)             During the Term and for a period of 12 months thereafter (“RESTRICTED PERIOD”), the Executive shall not directly or indirectly, for himself or on behalf of or in conjunction with any other Person, without the prior written consent of the Corporation (which shall not be unreasonably withheld by the Corporation), engage, directly or indirectly, as an officer, director, stockholder, owner, partner or joint venturer or in any managerial capacity, whether as an employee, independent contractor, consultant or advisor (paid or unpaid), or as a sales representative, or be financially interested, in any business within the United States that sells, markets or provides health or life insurance technology or related products from multiple insurers to individual consumers; provided, however, that if the Executive’s employment is terminated (i) without Cause by the Corporation pursuant to Section 6(a)(iv); (ii) because the Corporation becomes insolvent or bankrupt or agrees to a plan of liquidation or dissolution in which all obligations of the Corporation cannot be satisfied; or (iii) the Executive terminates for Good Reason pursuant to Section 6(a)(vi), then in each case the Corporation agrees to consent to any activities of the Executive in the Restricted Period that do not involve providing software development, hosting services or sales work for a competitor of the Corporation or its successor.

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   (b)             During the Term and Restricted Period, the Executive shall not directly or indirectly, for himself or on behalf of or in conjunction with any other person, without the prior written consent of the Corporation, directly or indirectly solicit, seek to employ, or seek to retain any person who is at that time, or was at any time during the Executive’s employment with the Corporation, an employee (full- or part-time), independent contractor, or outside agent of the Corporation.

   (c)             The Executive shall not make or authorize any written or oral statements that are maliciously false or defamatory about the Corporation or its affiliates or their respective directors, officers, or employees. This clause does not affect the Executive’s rights under Section 13.

   (d)             If any of the restrictions contained in this Section 12 shall be deemed to be unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section 12 shall then be enforceable in the manner contemplated hereby.

   (e)             The provisions of this Section 12 shall survive the termination of the Executive’s employment hereunder and until the end of the Restricted Period.

13.             Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Corporation to engage in such communications, respond to such inquiries, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. The Executive is not required to notify the Corporation that the Executive has engaged in such communications with the Regulators. If the Executive is required by law to disclose confidential information, other than to Regulators as described above, the Executive shall give prompt written notice to the Corporation so as to permit the Corporation to protect its interests in confidentiality to the extent possible. Federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

14.             INDEMNIFICATION. The Corporation agrees to indemnify and hold the Executive harmless to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission. In connection therewith, the Executive shall be entitled to the protection of any insurance policies that the Corporation elects to maintain generally for the benefit of the Corporation’s directors and officers, against all costs, charges, and expenses whatsoever incurred or sustained by the Executive in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been a director, officer, or employee of the Corporation. This provision shall survive any termination of the Executive’s employment hereunder.

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15.             Acknowledgement of Satisfaction of All Pre-employment Conditions.

   (a)             For purposes of federal immigration law, the Executive will be required to provide to the Corporation documentary evidence of the Executive’s identity and eligibility for employment in the United States. Such documentation must be provided to the Corporation within three days following the Commencement Date, or the Corporation’s employment relationship with the Executive may be terminated and this Agreement will be void.

   (b)             By entering into this Agreement, the Executive warrants that all information provided by the Executive is true and correct to the best of the Executive’s knowledge, and the Executive expressly releases all parties from any and all liability for damages that may result from obtaining, furnishing, collecting, or verifying such information, as well as from the use of or disclosure of such information by the Corporation or its agents.

16.             No Conflicting Obligations. The Executive understands and agrees that by entering into this Agreement, the Executive represents to the Corporation that performance of the Executive’s duties to the Corporation and the terms of this Agreement will not breach any other agreement (written or oral) to which the Executive is a party (including without limitation, current or past employers) and that the Executive has not, and will not during the term of the Executive’s employment with the Corporation, enter into any oral or written agreement which may result in a conflict of interest or may otherwise be in conflict with any of the provisions of this Agreement or the Corporation’s policies. The Executive is not to bring with the Executive to the Corporation, or use or disclose to any person associated with the Corporation, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which the Executive owes an obligation of confidentiality under any agreement or otherwise. The Corporation does not need and will not use such information. Also, the Corporation expects the Executive to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that the Executive refrain from having any contact with such persons until such time as any non-solicitation obligation expires. To the extent that the Executive is bound by any such obligations, the Executive must inform the Corporation’s General Counsel immediately prior to accepting this Agreement.

17.             Clawback. Notwithstanding anything to the contrary in this Agreement, all compensation paid to the Executive by the Corporation (whether payable pursuant to this Agreement or otherwise) will be subject to reduction, recovery, and/or recoupment to the extent required by any present or future law, government regulation or stock exchange listing requirement, or any policy adopted by the Corporation.

18.             Corporation Policies. The Executive shall be subject to all policies that may be implemented by the Board from time to time with respect to officers of the Corporation.

19.             Termination Obligations.

   (a)             Upon termination of the Executive’s employment with the Corporation for any reason, the Executive will automatically be deemed to have resigned from all other offices and directorships then held with the Corporation or any affiliate of the Corporation, unless otherwise agreed with the Corporation.

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   (b)             Following the termination of the Executive’s employment with the Corporation for any reason, the Executive shall fully cooperate with the Corporation in all matters relating to the winding up of pending work on behalf of the Corporation and the orderly transfer of duties, responsibilities, and knowledge to such persons as the Corporation shall designate. The Executive shall also cooperate in the defense of any action brought by any third party against the Corporation. If necessary, the Corporation shall pay the Executive for the Executive’s time incurred to comply with this provision at a reasonable per diem or per hour rate as to be mutually determined between the Executive and the Corporation.

20.             Attorney’s Fees. The Corporation will pay directly or reimburse the Executive for reasonable legal fees and costs incurred in connection with negotiating and reviewing this Agreement and any related documents or matters, up to a maximum of $5,000.

21.             Survival. The respective rights and obligations of the parties under this Agreement (including, but not limited to, Sections 10, 11, and 12) shall survive any termination of the Executive’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

22.             MISCELLANEOUS.

   (a)             The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by him of Sections 10, 11, or 12 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The Parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

   (b)             All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors, and assigns of the Parties, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business or assets of the Corporation, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Sections 10, 11, and 12, will continue to apply in favor of the successor.

   (c)             This Agreement (together with the Exhibits attached hereto and all other documents referenced herein) constitutes and embodies the full and complete understanding and agreement of the Parties with respect to the Executive’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Parties, and shall not be amended, modified, or changed except by an instrument in writing executed by the Party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either Party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

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(d)             The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)             All notices, requests, demands, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the Party at the address set forth below or to such other address as either Party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

If to the Corporation, to:

InsPro Technologies Corporation

1510 Chester Pike

Suite 400

Eddystone, PA 19022

Attn: Chairman of the Board

If to the Executive, to the most recent address on file with the Corporation.

(f)             All payments under this Agreement shall be made subject to applicable tax withholding, and the Corporation shall withhold from any payments under this Agreement all federal, state, and local taxes as the Corporation is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state, and local taxes due with respect to any payment received under this Agreement.

(g)             This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to such State’s conflicts of laws provisions and each of the Parties irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of Delaware.

(h)             This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument.

23.           SECTION 409A.

(a)             This Agreement (including the attached Exhibits) is intended to comply with section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code, if the Executive is considered a “specified employee” for purposes of section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

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(b)             All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(c)             All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

[Remainder of page intentionally left blank; signature page follows on next page]

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The Parties have executed this Agreement as of the date set forth above.

INSPRO TECHNOLOGIES CORPORATION

By:	/s/ Donald R. Caldwell
Name: Donald R. Caldwell
Title: Chairman of the Board

EXECUTIVE

/s/ David Anderson

David M. Anderson

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Exhibit A

Relocation Benefits

The Corporation will provide the Executive with the following relocation benefits for the Executive’s move to the Philadelphia, Pennsylvania area from Charlotte, North Carolina, provided that the Executive remains employed by the Corporation and its subsidiaries through the applicable reimbursement date:

●	The Corporation will pay the Executive a monthly allowance equal to $5,000 per month, from the Commencement Date until October 31, 2018, to assist in offsetting the Executive’s transportation travel expenses to commute from Charlotte, North Carolina to the Philadelphia and Eddystone, Pennsylvania area and for temporary housing/hotels; and

●	The Corporation shall pay, on the Executive’s behalf, or reimburse the Executive, for the actual and reasonable expenses incurred by the Executive through October 31, 2018 in connection with the Executive’s relocation from his current residence in the Charlotte, North Carolina area to the Philadelphia, Pennsylvania area; provided that in no event shall the aggregate amount paid or reimbursed exceed $25,000. The Executive shall be required to submit to the Corporation such invoices and documentation as may be reasonably required by the Corporation.

In the event the Executive terminates employment with the Corporation other than for Good Reason, or if the Executive’s employment is involuntarily terminated by the Corporation for Cause, in either case before October 31, 2019, the Executive will repay to the Corporation a pro rata amount of all relocation benefits (including all relocation expenses incurred on the Executive’s behalf). The amount of the relocation benefits that must be repaid will be prorated based on the number of days elapsed from the Commencement Date to the Executive’s date of termination.

The Executive will be responsible for all taxes imposed on the relocation benefits set forth in this Exhibit A.

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Exhibit B

Change of Control Bonus Payment

During the Term, the Executive shall be eligible for a Bonus Payment pursuant to the terms set forth in this Exhibit B.

1.     Bonus Payment. If a Change of Control occurs, and, except as set forth in Section 2 below, if the Executive remains actively employed with the Corporation from the Commencement Date through the consummation of the transactions constituting such Change of Control, then the Corporation will pay the Executive a cash transaction success bonus in an amount based on the Net Proceeds, as set forth in the table below (the “Bonus Payment”). The Bonus Payment, if any, shall be paid within 30 days following the consummation of such Change of Control.

Net Proceeds ($) (in millions)	Incremental % Bonus Payment	Incremental $ Bonus Payment	Aggregate Bonus Payment ($)
0-29.99	0	0	200,000
30-39.99	0.055	549,000	750,000
40-49.99	0.025	250,000	1,000.000
50-59.99	0.045	450,000	1,450,000
60-69.99	0.07	699,000	2,150,000
70-99.99	.1	3,000,000	5,150,000
>100	.1	0	5,150,000

The following examples are for illustrative purposes only. If the Board determines that the Net Proceeds in a Change of Control is $22 million, the Executive will be eligible to receive a Bonus Payment equal to $200,000. If the Board determines that the Net Proceeds in a Change of Control is $39.99 million, the Executive will be eligible to receive a Bonus Payment equal to $750,000. If the Board determines that the Net Proceeds in a Change of Control is $55 million, the Executive will be eligible to receive a Bonus Payment equal to $1,225,450, calculated as follows: (($55 million - $49.99 million) x .045) + $1,000,000 (Aggregate Incremental Bonus Payment).

2.     Termination of Employment. If the Executive’s employment with the Corporation is terminated by the Corporation without Cause or by the Executive for Good Reason, in either case within six months prior to the date on which the transactions constituting a Change of Control are consummated, then the Bonus Payment will be paid to the Executive within 30 days following the consummation of such Change of Control, provided that, upon such termination of employment, the Executive timely executes, and does not revoke, a Release and complies with the requirements of the Employment Agreement (including Sections 10, 11 and 12). Otherwise, if the Executive’s employment with the Corporation ends before the closing of a Change of Control for any other reason, the Executive will not be entitled to receive any portion of the Bonus Payment.

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3.     Section 280G. In the event of a change in ownership or control under section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Exhibit B or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under this Exhibit B shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide the Executive with a greater net after-tax benefit. The determinations under this Section shall be made as follows:

(a)             The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Exhibit B without causing any Payment under this Exhibit B to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b)             Payments under this Exhibit B shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Only amounts payable under this Exhibit B shall be reduced pursuant to this Section.

(c)             All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Corporation and agreed to by the Executive immediately prior to the change in ownership or control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Corporation and Executive within ten days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Corporation and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Corporation.

4.             Miscellaneous.

(a)             Nothing in this Agreement alters the at-will nature of the Executive’s employment with the Corporation and the Executive and the Corporation are free to end the employment relationship at any time and for any reason.

(b)             All payments made to the Executive will be subject to applicable federal, state, and local tax withholding.

5.             Definitions. For all purposes of this Exhibit B, the definitions used herein shall have the meanings specified in the Employment Agreement, unless defined herein or as set forth below.

(a)             “CHANGE OF CONTROL” means the consummation of (i) a merger or consolidation of the Corporation with another corporation (other than a Related Person) where the stockholders of the Corporation, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 100% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (ii) a sale or other disposition of 100% of the stock of the Corporation to a person or entity or group of persons or entities (other than to a Related Person), or (iii) a sale or other disposition of all or substantially all of the assets of the Corporation (other than to a Related Person). Notwithstanding the foregoing, a “Change of Control” shall only be deemed to have occurred under this Exhibit B if the Change of Control constitutes a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, within the meaning of Section 409A(a)(2)(A)(v) of the Code and the regulations promulgated thereunder. Only one Change of Control transaction shall be considered a Change of Control for purposes of this Exhibit B.

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(b)             “EMPLOYMENT AGREEMENT” means the Employment Agreement entered into between the Executive and the Corporation, to which this Exhibit B is attached.

(c)             “NET PROCEEDS” means the value of the net proceeds (i.e. cash and securities that are traded on a Stock Exchange, net of transaction costs, including but not limited to legal, banker, broker, and accountant fees and other costs relating to the transaction) available for distribution to the Corporation’s stockholders in respect of their equity interests upon a Change of Control, calculated as if this Exhibit B were not in effect. Any debt that is assumed by the purchaser or another person or paid in connection with the closing of the transaction shall not be included in the Net Transaction Proceeds. Net Proceeds will be determined by the Board in its sole discretion.

(d)             “RELATED PERSON” means a person who is a stockholder of the Corporation on the Commencement Date, a family member of a stockholder of the Corporation on the Commencement Date, or a trust or other entity established by or for the benefit of any of the foregoing.

(e)             “STOCK EXCHANGE” shall mean the Nasdaq Capital, Global or Global Select Market, the NYSE MKT, or the New York Stock Exchange.

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Exhibit C

Form Separation Agreement and General Release

Separation Agreement and General Release

This Agreement sets forth the terms of your separation of employment with InsPro Technologies Corporation (the “Parent”) and InsPro Technologies, LLC, a Delaware limited liability company (the “Company”). If you understand and agree with these terms, please sign in the space provided below. If you and the Company sign below, this will be a legally binding document representing the entire agreement between you and the Company regarding the subjects it covers. We will refer to this document as the “Agreement.”

Termination Date. Your last day of work with the Company [was/will be ______ ].

Consideration. If you sign and do not revoke this Agreement, you will be provided with the following severance payments and benefits, less any applicable tax withholding:

[Insert description of the severance benefits.]

All company sponsored benefits will cease as of your last day of work. If you contribute to our 401(k) retirement plan, your voluntary deductions will cease as of [______].

Release of Claims. In exchange for the payment(s) described in the Consideration clause, you hereby waive all claims available under federal, state or local law against the Company and the directors, officers, employees, employee benefit plans and agents of the Company arising out of your employment with the Company or the termination of that employment, including but not limited to all claims arising under the Americans with Disabilities Act, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, Section 1981 of U.S.C, Title VII of the Civil Rights Act, the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, and the Pennsylvania Whistleblower Law, as well as wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs. You are not waiving your right to vested benefits under the written terms of the Company 401(k) Plan, claims for unemployment or workers’ compensation benefits, any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan, claims arising after the date on which you sign this Agreement, or claims that are not otherwise waivable under applicable law.

Addendum to General Release for Age Claims. In addition to all other claims released for the payment(s) described in the Consideration clause, you hereby waive all claims available against the Company and the directors, officers, employees, employee benefit plans and agents of the Company arising out of your employment with the Company or the termination of that employment under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

Acknowledgement of Voluntariness and Time to Review. You acknowledge that:

●	you read this Agreement and you understand it;

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●	you are signing the Agreement voluntarily in order to release your claims against the Company in exchange for payment that is greater than you would otherwise have received;
●	you are signing this Agreement after the date of your separation from the Company and you were offered at least [21] days to consider your choice to sign this Agreement;
●	the Company advises you to consult with an attorney;
●	you know that you can revoke this Agreement within 7 days of signing it and that the Agreement does not become effective until that 7-day period has passed. To revoke, contact Gretchen Rose, Vice President Human Resources, grose@inspro.com.
●	you agree that changes to this Agreement before its execution, whether material or immaterial, do not restart your time to review the Agreement.

Medicare Disclaimer. You represent that you are not a Medicare Beneficiary as of the time you enter into this Agreement. To the extent that you are a Medicare Beneficiary, you agree to contact a Company Human Resources Representative for further instruction.

Non-disparagement. You will not disparage or make any public statement reflecting negatively the Company, its subsidiaries and parents, and their respective directors, investors, employees, and agents, and their respective successors and assigns, heirs, executors, and administrators.

Company Property. You acknowledge that you have returned to the Company all items of property provided by the Company for your use during employment with the Company.

You acknowledge that you have returned to the Company all documents and materials (in electronic, paper or other form) created or received by you in the course of employment with the Company.

Limit on Disclosures. You shall not disclose or cause to be disclosed the terms of this Agreement to any person (other than your spouse or domestic/civil union partner, attorney and tax advisor), except pursuant to a lawful subpoena, as set forth in the Reports to Government Entities clause below or as otherwise permitted by law. This provision is not intended to restrict your legal right to discuss the terms and conditions of your employment.

Reports to Government Entities. Nothing in this Agreement, including the Limit on Disclosures or Release of Claims clauses, restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company or any others covered by the Release of Claims resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. You do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and you do not need to notify the Company that you have engaged in such conduct.

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Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Non-Admission of Liability. Nothing in this Agreement is an admission of any wrongdoing, liability or unlawful activity by you or by the Company.

No Other Amounts Due. You acknowledge that the Company has paid you all wages, salaries, bonuses, benefits and other amounts earned and accrued, less applicable deductions, and that the Company has no obligation to pay any additional amounts other than the payment(s) described in the Consideration clause of this Agreement.

Signature. The Company hereby advises you to consult with an attorney prior to signing this Agreement. You acknowledge that you have had [21] days to consider the terms of this Agreement and you sign it with the intent to be legally bound.

Employee Signature:___________________________________________	Employer
Signature:_______________________________________
Date:______________________________________________________	Date:
____________________________________________________

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